Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS

OF

PREMCOR INC.

Premcor Inc. and each of its subsidiaries (the “Company”) recognize that it is essential to preserve and maintain our reputation for integrity among our investors, employees, customers and the public. Therefore, we have enacted this Code of Business Conduct and Ethics (the “Code of Conduct” or “Code”) in order to provide guidance to all our directors, officers and other employees (each, an “employee”) in recognizing and dealing with ethical issues and other matters important to the Company, provide mechanisms for reporting unethical or illegal conduct and other violations of this Code, and help foster and maintain a culture of honesty and accountability throughout the Company. It is, therefore, essential that all employees adhere to the guidelines outlined in this Code of Conduct. Premcor’s policies, guidelines and related procedures are subject to unilateral change by Premcor at any time. In adopting and publishing its policies and these guidelines, Premcor expressly states that (1) in some respects they go beyond the requirements of law and industry practice, (2) nothing contained therein shall be construed or applied as a binding interpretation or definition of the law or industry practice, and (3) any act by a Premcor employee or agent in violation of the law or of Premcor’s policy is beyond the scope of such person’s authority and is not an act by or on behalf of Premcor.

I.	Encouraging the Reporting of Any Illegal or Unethical Behavior or Other Violations of this Code of Business Conduct and Ethics.

In order to ensure that the spirit and intent of this Code of Conduct are realized, the Company encourages employees to talk to supervisors, managers, human resource representatives, officers and the Board of Directors of the Company, when in doubt about the best course of action in a particular situation. Additionally, employees should report violations of laws, rules, regulations or this Code of Conduct to such appropriate personnel and/or to our third party Ethical Hotline provider, The Network, at 1-877-888-0002.

To encourage employees to report any and all such violations, the Company will not tolerate retaliation for reports made in good faith by any employee of the Company. Retaliation or retribution against any employee for the reporting in good faith of violations of laws, rules, regulations or this Code of Conduct is cause for appropriate discipline, including termination of employment.

Violations of the Company standards of business conduct and ethics enumerated in this Code of Conduct are cause for appropriate corrective action, including termination of employment.

II.	Conflicts of Interest.

The policy of the Company is to prohibit conflicts of interest. A conflict of interest occurs when an individual’s private interest interferes in any way – or even appears to interfere – with the interests of the Company as a whole. A conflict situation can arise when an employee takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an

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employee, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. It is not possible to specify all activities which may create a conflict of interest; however, set forth below are certain situations in which a conflict of interest may arise:

•	Consulting with or being an employee of any customer, contractor, supplier or competitor of the Company;

•	Serving on the Board of Directors of any customer, contractor, supplier or competitor of the Company;

•	Participating in any outside business activities that are competitive with the Company’s business; and

•	Purchasing goods or services from, or selling goods and services to, the Company.

III.	Corporate Opportunities.

Employees owe a duty to the Company to advance the legitimate interests of the Company when the opportunity to do so arises. Accordingly, all employees are prohibited from directly or indirectly (a) taking personally for themselves opportunities that are discovered through the use of Company property, information or positions; (b) using Company property, information or positions for personal gain; and (c) competing with the Company.

No employee shall appropriate for himself or herself (or divert to any other person or company) any business or financial opportunity in which he or she knows, or could reasonably anticipate, that the Company would be interested. Examples of such opportunities include, but are not limited to, possible acquisitions of properties or businesses, potential contracts with suppliers and permits from governmental authorities.

No employee shall appropriate for his or her own use (or the unauthorized use of third parties) any of the Company’s property or information. This information includes, but is not limited to data, contracts and other documents of a confidential or proprietary nature.

Employees are prohibited from directly or indirectly competing with the Company. For example, an employee may not sell or broker petroleum products for an enterprise in which he or she has an ownership interest. Also, an employee may not trade or deal in oil or gas properties other than for the benefit of the Company.

IV.	Confidentiality.

All employees must maintain the confidentiality of information entrusted to them by the Company or its customers, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. For example, pricing practices, financial information, and operational and maintenance plans and activities at a facility must be kept confidential.

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V.	Fair Dealing.

All employees should endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

Employees may accept only common courtesies normally associated with ethical business practices and which would not influence or appear to influence the Company’s sound business judgement. Other than such courtesies, employees must neither accept nor solicit any gifts, payments, finder’s or agent’s fees, services, kickbacks, rebates, valuable privileges or other favors from any person, governmental agent or employee or business organization that sells or buys, or seeks to sell or buy, products or services to or from the Company.

Employees may not accept non-monetary unsolicited gifts unless:

•	they are items of nominal intrinsic value;

•	they are consistent with customary business practices;

•	they are not in contravention of applicable law or ethical standards; and

•	public disclosure of the facts would not embarrass the Company or the employee.

No form of entertainment (i.e., dinner parties, theater parties, sports events, etc.) may be solicited from or given in response to solicitations by customers or suppliers. Occasionally, employees may accept or give unsolicited entertainment, so long as it arises out of the ordinary course of business; involves reasonable, not lavish, expenditures; does not obligate the recipient; and takes place in appropriate settings.

VI.	Protection and Proper Use of Company Assets

All employees must protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. All Company assets should be used for legitimate business purposes only.

VII.	Compliance with Laws, Rules and Regulations.

The Company requires compliance with all applicable federal, state and local laws, rules and regulations. Set forth below are the Company’s policies with respect to certain of those laws.

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A.	Environmental, Health and Safety Laws.

The Company has established and remains committed to maintaining health, safety, and environmental protection programs to protect and prevent injury to employees, customers and the environment in its operating communities. These programs, structured to comply with all applicable laws, rules and regulations, demonstrate the Company’s commitment to maintain its reputation as a good corporate citizen. Employees are expected to support the Company’s commitment to the environment and health and safety matters by operating in full compliance with both the letter and the spirit of environmental, health and safety laws and regulations and Company policies.

B.	Foreign Corrupt Practices Act.

The Company strives to deal with its customers, suppliers and governmental agencies in a straightforward manner and in strict compliance with the Foreign Corrupt Practices Act. The Foreign Corrupt Practices Act has two important provisions, one addressing bribery and the other addressing accounting and record-keeping requirements. The Act makes unlawful the payment of any bribe, kick-back or other similar payment to a foreign official to secure any concession, contract or favorable treatment for the Company. Certain payments to foreign officials may be allowable if they are in compliance with local laws, and are in the nature of a facilitating or expediting payment that is made to secure the performance of a “routine governmental action.” Routine governmental action is usually of a ministerial nature and commonly performed by a foreign official. This term does not include any decision by a foreign official to award new business or continue business with a particular party. Circumstances may make it difficult to determine the legality of such payments. Consequently, questions regarding whether or not a payment is allowable under the Foreign Corrupt Practices Act should be directed to the Company’s General Counsel.

The Act also requires the Company to make and keep books and records that accurately and fairly reflect the transactions of the Company and to devise and maintain an adequate system of internal controls. Payments on behalf of the Company can be made only on the basis of adequate supporting documentation, may be made only for the purpose described by the documents supporting the payment, and must be made in accordance with the Company’s corporate accounting procedures.

Agreements with the Company (or other parties who engage in activities on behalf of or together with the Company) that may involve foreign governments must be in writing. Agreements with foreign agents and representatives must be reviewed in advance by the Company’s General Counsel.

C.	Antitrust Laws.

The Company’s policy is to comply fully with all state, federal and foreign antitrust laws. These antitrust laws prohibit business activities that constitute unreasonable

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restraints of trade, unfair trade practices and other anti-competitive activities. Employees must not participate in any activity that would serve to undermine the competitive nature of the industry or to artificially establish product prices independent of the market.

Most serious antitrust violations deal with attempts to restrict competition through agreements or understandings with competitors, suppliers or customers. Areas of concern relate to prices, sales terms, marketing territories, distribution methods, choice of customers and suppliers and production volumes. An agreement need not be in writing. An informal, “off the record” understanding, even one which can be inferred from the conduct of the various participants, may be enough for a violation.

D.	Copyright, Patent and Trademark Laws.

The Company is committed to complying with all laws regarding use of copyrighted or patented material, information or products. Before using any material, information or products that an employee has reason to believe may be covered by such laws, he or she should seek advice from the Company’s General Counsel. It is the Company’s policy that its trademarks and that of other companies be acknowledged and used properly.

E.	Insider Trading Laws.

Insider trading is prohibited by the federal securities laws. The Company’s insider trading policy, which is set forth in Section VIII below, is intended to prevent even the appearance, or perception, of insider trading.

F.	Equal Employment Opportunity Laws.

The Company is committed to complying with all Equal Employment Opportunity laws requiring that recruiting, hiring, placing, training, compensating, promoting, transferring and terminating employees be based on job-related qualifications and performance without regard to race, color, religion, national origin, veteran status, sex, age or disability unrelated to the performance of essential tasks of the position, or other factors protected by applicable federal, state or local laws. Any Company employee who has responsibility for recruiting, selecting, hiring, placing, training, compensating, promoting, transferring or terminating employees must comply with all Equal Employment Opportunity laws.

VIII.	Insider Trading Policy.

It is the policy of the Company that no employee who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities, (a) buy or sell securities of the Company (other than pursuant to a pre-approved trading plan), or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside the Company, including family and friends. In addition, it is the policy of the Company that no employee of the Company who, in the course of working for the Company, learns of material nonpublic information

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about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

Material Information. Material information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect the price of the Company’s securities, whether it is positive or negative, must be considered material. Some examples of information that ordinarily would be regarded as material are:

•	Projections of future earnings or losses, or other earnings guidance;

•	Earnings that are inconsistent with the consensus expectations of the investment community;

•	A pending or proposed merger, acquisition or tender offer;

•	A pending or proposed acquisition or disposition of a significant asset;

•	A change in dividend policy, the declaration of a stock split, or an offering of additional securities;

•	A change in management;

•	Development of a significant new product or process;

•	Impending bankruptcy or the existence of severe liquidity problems; and

•	The gain or loss of a significant customer or supplier.

When Information is “Public”. If an employee is made aware of material nonpublic information, such employee may not trade until the information has been disclosed broadly to the marketplace (such as by news release or an SEC filing) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, as a general rule, information must not be considered fully absorbed by the marketplace until after the second business day after the information is released. If, for example, the Company were to make an announcement on a Monday, employees must not trade in the Company’s securities until Thursday. If an announcement were made on a Friday, Wednesday generally would be the first eligible trading day.

Transactions by Family Members. The insider trading policy also applies to family members who reside with an employee, anyone else who lives in an employee’s household, and any family members who do not live in an employee’s household but whose transactions in Company securities are directed by the employee or are subject to the employee’s influence or control (such as parents or children who consult with the employee before they trade in Company securities). Employees are responsible for the transactions of these other persons and therefore must make them aware of the need to confer with the employee before they trade in the Company’s securities.

Transactions Under Company Plans. This insider trading policy may apply to transactions in Company common stock under its existing employee plans. For example, this policy would apply to any sale of stock as part of a broker-assisted cashless exercise of

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an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. This insider trading policy may also apply to any employee plans that include Company stock.

Additional Prohibited Transactions. The Company prohibits employees from engaging in any of the following transactions: short sales of Company securities, transactions in publicly traded options in Company securities, hedging or monetization transactions involving Company securities such as zero-cost collars and forward sale contracts, and holding Company securities in margin accounts or pledging Company securities as collateral for a loan. Any questions regarding these prohibited transactions should be directed to the Company’s General Counsel.

Post-Termination Transactions. This insider trading policy continues to apply to an employee’s transactions in Company securities even after his or her employment is terminated. If an employee is in possession of material nonpublic information when the employee’s employment terminates, the employee may not trade in Company securities until that information has become public or is no longer material.

IX.	Code of Conduct Waivers.

A. General. Before an employee, or an immediate family member of any such employee, undertakes any action that would be otherwise prohibited by this Code of Conduct, the employee is required to obtain a written waiver from the Company’s General Counsel or, if such employee is a director or executive officer of the Company, from the Company’s Board of Directors or Corporate Governance Committee.

B. Review Requirements for Non-Executive employees. For purposes of this Section IX.B only, the term employee shall refer only to an employee who is not an executive officer or director of the Company.

1. In the event an employee desires to receive a waiver from any provision contained in this Code of Conduct, such employee must first submit a written request to the Company’s General Counsel. The request should, at a minimum, contain the following information:

a.	a description of the employee’s duties and responsibilities with the Company;

b.	a general description of the proposed activities that would potentially violate the provisions of this Code of Conduct;

c.	a description of the relationship between any of the parties potentially involved in such proposed activity with the Company and the employee; and

d.	the proposed level of the employee’s involvement in such proposed activity.

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2. The Company’s General Counsel may request additional information and may request a recommendation, evaluation or concurrence from the officers, directors or outside counsel.

3. Once a written determination has been made, it shall continue in effect until it is reversed, modified or withdrawn, irrespective of whether a waiver is granted. Notwithstanding the foregoing, when changed circumstances or new developments occur, the employee is responsible for informing the Company’s General Counsel of such change. Upon further review, the previous decision may be reversed, modified or withdrawn.

4. The Company’s General Counsel will retain records of Code of Conduct waiver reviews. Copies will be provided to the employee and filed in the employee’s personnel file.

5. An employee may appeal the determination of the Company’s General Counsel directly with the Chief Executive Officer of the Company.

C. Review Requirements for Executive Officers and Directors. For purposes of this Section IX.C only, the term employee shall refer only to an employee who is an executive officer or director of the Company.

1. In the event an employee desires to receive a waiver from any provision contained in this Code of Conduct, such employee must first submit a written request to the Board of Directors or the Corporate Governance Committee. The request should, at a minimum, contain the following information:

a.	a description of the employee’s duties and responsibilities with the Company;

b.	a general description of the proposed activities that would violate the provisions of this Code of Conduct;

c.	a description of the relationship between any of the parties potentially involved in such proposed activity with the Company and the employee; and

d.	the proposed level of the employee’s involvement in such proposed activity.

2. The Board of Directors, or Corporate Governance Committee, may request additional information and may request a recommendation, evaluation or concurrence from outside counsel.

3. Once a written determination has been made, it shall continue in effect until it is reversed, modified or withdrawn, irrespective of whether a waiver is granted. Notwithstanding the foregoing, when changed circumstances or new developments occur, the employee is responsible for informing the Board of Directors, or Corporate Governance Committee, of such change. Upon further review, the previous decision may be reversed, modified or withdrawn.

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4. The Company’s General Counsel will retain records of Code of Conduct waiver reviews. Copies will be provided to the employee and filed in the employee’s personnel file.

5. In the event a waiver is granted to an employee pursuant to any provision of this Section IX.C, the Company shall be required to promptly disclose such waiver to the shareholders of the Company.

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COMPLIANCE AND ENFORCEMENT

The Company is committed to this Code of Business Conduct and Ethics. At every level of the Company, employees are expected to acknowledge and comply with this Code, as well as all the other principles by which the Company conducts its business.

THIS CODE DOES NOT INCLUDE EVERY COMPANY POLICY ON EMPLOYEE BUSINESS CONDUCT. POLICIES NOT INCLUDED IN THIS CODE ARE EQUALLY IMPORTANT, AND EMPLOYEES ARE EXPECTED TO UNDERSTAND AND COMPLY WITH THEM. ADHERENCE TO AND COMPLIANCE WITH THIS CODE OF CONDUCT IS A CONDITION OF EMPLOYMENT. THIS CODE DOES NOT, NOR IS IT INTENDED TO, CONTAIN CONTRACTUAL PROMISES OR CONSTITUTE A CONTRACT OR GUARANTEE OF CONTINUING EMPLOYMENT BETWEEN THE COMPANY AND ITS EMPLOYEES. IF THIS CODE AND OTHER COMPANY POLICIES ARE NOT FOLLOWED, DISCIPLINARY ACTION, INCLUDING TERMINATION OF EMPLOYMENT, PROSECUTION AS WELL AS OTHER LEGAL ACTION MAY RESULT.

THE COMPANY MAY AT ANY TIME AND FROM TIME TO TIME AMEND OR REVISE THE PRINCIPLES AND POLICIES IN THIS CODE WITHOUT PROVIDING THE EMPLOYEES PRIOR NOTICE. FURTHERMORE, EMPLOYEES WILL BE REQUIRED TO COMPLY WITH ANY PRINCIPLES, POLICIES AND PROCEDURES WHICH MAY BE PROMULGATED IN THE FUTURE.

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PREMCOR INC. ACKNOWLEDGMENT OF RECEIPT

CODE OF BUSINESS CONDUCT AND ETHICS

I ACKNOWLEDGE THAT I HAVE RECEIVED AND READ THE PREMCOR INC. CODE OF BUSINESS CONDUCT AND ETHICS. I FURTHER ACKNOWLEDGE THAT THIS CODE DOES NOT, NOR IS IT INTENDED TO, CONTAIN CONTRACTUAL PROMISES OR CONSTITUTE A CONTRACT OR GUARANTEE OF CONTINUED EMPLOYMENT BETWEEN THE COMPANY AND ME.

I WILL NOT CONSIDER ANY PROVISIONS IN THE CODE TO BE A PROMISE ON WHICH I RELY TO MY DETRIMENT. FURTHERMORE, I ACKNOWLEDGE THAT I WILL COMPLY WITH THE CODE OF BUSINESS CONDUCT AND ETHICS AND WITH ALL OTHER PRINCIPLES, POLICIES AND PROCEDURES OF THE COMPANY CURRENTLY IN EFFECT. I ALSO UNDERSTAND THAT THE COMPANY RESERVES THE RIGHT TO UNILATERALLY AMEND, MODIFY OR ELIMINATE ANY PROVISION OF THIS CODE OF BUSINESS CONDUCT AND ETHICS WITHOUT PROVIDING PRIOR NOTICE.

(Print Name)

(Signature)	(Date)